EXHIBIT 3.(i).4

                              IN THE OFFICE OF THE
                           SECRETARY OF STATE OF THE
                                 STATE OF NEVADA
MAR 16 1998
No.  10819-95
                     CERTIFICATE OF AMENDMENT OF ARTICLES OF
                                  INCORPORATION
                                       of
                               FROZEN ASSETS, INC.

Douglas Ansell certifies that:

1. The original articles were filed with the Office of the Secretary of State on June 29, 1995.

2. As of the date of this certificate, 5,000,000 shares of stock of the corporation have been issued.

3. Pursuant to a shareholders meeting at which in excess of 51% voted in favor of the following amendment, the company hereby adopts the following amendments to the amendment of the Articles of Incorporation of this
     Corporation:

      First: Name of Corporation.

     The  name  of  the   corporation   is   Growth   Industries,   Inc.,   (The
"Corporation").

    /s/ Douglas Ansell                       /s/ Bobby Combs
  ----------------------                     -----------------
  Douglas Ansell,                             Bobby Combs,
  Secretary/Director                          Vice President/Director


State of Nevada          )
                         ) ss.
County of Clark          )


     On March 9th, 1998 personally appeared before me, a Notary public, Douglas Ansell and Bobby Combs, who acknowledge that they executed the above instrument.

                                  /s/ Bridget E. Richards
                                 ---------------------------
                               A Notary Public in and for said County and State